                                                                  EXHIBIT (h)(i)

                           ADMINISTRATION AGREEMENT
                           ------------------------

         THIS AGREEMENT is made as of this 19th day of September, 2000, by and between Old Westbury Funds, Inc., a Maryland corporation (the "Company"), having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. (the "Administrator"), an Ohio corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of common stock ("Shares"); and

         WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, administrative services to each series of the Company, all as now or hereafter may be established from time to time ("Portfolios"), on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

         ARTICLE 1. Retention of the Administrator. The Company hereby retains
                    ------------------------------
the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

         ARTICLE 2. Administrative Services. The Administrator shall perform or
                    -----------------------
supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Board of Directors of the Company (hereafter referred to as the "Directors") with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

         The Administrator shall provide the Company with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Directors, the Administrator shall make reports to the Company's Directors concerning the performance of its obligations hereunder.

         Without limiting the generality of the foregoing, the Administrator shall:

                  (a) calculate contractual Company expenses and control all disbursements for the Company, and as appropriate compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

                  (b) (i) coordinate, prepare and file with the SEC the annual update and all other amendments to the Company's registration statement on Form N-1A, (ii) coordinate, prepare and file with the SEC supplements to the Company's registration statement or, as agreed upon by the parties hereto, review such supplements that are prepared by counsel to the Company, (iii) review Notices of Annual or Special Meetings of shareholders and proxy materials relating thereto that are prepared by counsel to the Company, (iv) coordinate the solicitation and tabulation of proxies in connection with meetings of shareholders, (v) coordinate the printing and distribution of prospectuses, supplements and proxy materials, (vi) maintain corporate records on behalf of the Company, including, but not limited to, minute books, Articles of Incorporation and By-Laws, (vii) provide appropriate personnel to attend board meetings and record the minutes of such meetings, and (viii) produce and distribute materials for board meetings, including agendas, proposed resolutions, and relevant sections of the board materials pertaining to the responsibilities of the Company's administrator;

                  (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Company's Shares with state securities authorities, monitor the sale of Company Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Company and the Company's Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

                  (d) develop and prepare, with the assistance of the Company's investment adviser, communications to shareholders, including the annual and semi-annual reports to shareholders, coordinate the printing and mailing of such reports to Company shareholders;

                  (e) administer contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, transfer agent and fund accountant;

                  (f) supervise the Company's transfer agent with respect to the payment of dividends and other distributions to shareholders;

                  (g) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;

                  (h) coordinate and supervise the preparation and filing of the Company's tax returns;

                  (i) examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio of the Company, including, without limitation, the Company's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Directors, report to the Board on the performance of organizations;

                  (j) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

                  (k) provide individuals acceptable to the Company's Directors to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Directors;

                  (l) advise the Company and its Directors on matters concerning the Company and its affairs;

                  (m) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Directors and make necessary filings with the Securities and Exchange Commission in accordance with Rule 17g-1(g) under the 1940 Act;

                  (n) monitor and advise the Company and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

                  (o) perform all administrative services and functions of the Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

                  (p) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and the Administrator shall determine desirable; and

                  (q) prepare and file with the SEC the semi-annual report for the Company on Form N-SAR and all required notices pursuant to Rule 24f-2.

         The Administrator shall perform such other services for the Company that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Company will pay the Administrator's out-of-pocket expenses.

         ARTICLE 3.  Allocation of Charges and Expenses.
                     ----------------------------------

         (A) The Administrator. The Administrator shall furnish at its own
             -----------------
expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Directors of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Directors of the Company to perform services on behalf of the Company.

         (B) The Company. The Company assumes and shall pay or cause to be paid
             -----------
all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the investment adviser to the Company or any affiliated corporation of the Administrator or the investment adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

         ARTICLE 4.  Compensation of the Administrator.
                     ---------------------------------

         (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

         If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         ARTICLE 5.  Limitation of Liability; Indemnification.
                     -----------------------------------------

         The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include partners, officers, employees and other agents of the Administrator as well as the Administrator itself.)

         So long as the Administrator acts in good faith and without negligence or willful misfeasance, and without reckless disregard of its obligations and duties, with respect to its performance of services under this Agreement, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or non-actions with respect to the performance of services hereunder. The Administrator agrees to indemnify and hold harmless the Company, its employees, agents, Directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Administrator's bad faith, willful misconduct, negligence or from reckless disregard of its obligations and duties, with respect to the performance of services under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the other party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the other party.

         The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

         ARTICLE 6. Activities of the Administrator. The services of the
                    -------------------------------
Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and shareholders of the Company are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as a shareholder or otherwise.

         ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall
                    --------------------------
be as specified in Schedule A hereto.

         ARTICLE 8. Assignment. This Agreement shall not be assignable by either
                    ----------
party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         ARTICLE 9.  Amendments.  This Agreement, or any term thereof, may be
                     ----------
modified only by a written amendment, signed by the party against whom enforcement of such modification is sought.

         ARTICLE 10. Certain Records. The Administrator shall maintain customary
                     ---------------
records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

         ARTICLE 11. Compliance with Law. The Administrator undertakes to comply
                     -------------------
with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

         ARTICLE 12. Definitions of Certain Terms. The terms "interested person"
                     ----------------------------
and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 13. Notice. Any notice required or permitted to be given by
                     ------
either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: 3435 Stelzer

Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         ARTICLE 14. Governing Law. This Agreement shall be construed in
                     -------------
accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 15. Multiple Originals. This Agreement may be executed in two
                     ------------------
or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                         OLD WESTBURY FUNDS, INC.

                                         By:      /s/ Walter B. Grimm
                                                  -------------------

                                         Title:   President
                                                  ---------




                                         BISYS FUND SERVICES OHIO, INC.

                                         By:      /s/ William J. Tomko
                                                  --------------------

                                         Title:   President
                                                  ---------

                                  SCHEDULE A
                        TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF SEPTEMBER 1, 2000
                       BETWEEN OLD WESTBURY FUNDS, INC.
                                      AND
                        BISYS FUND SERVICES OHIO, INC.


Portfolios:       This Agreement shall apply to all Portfolios of Old Westbury
                  Funds, Inc., either now or hereafter created (individually, the "Portfolio", and collectively, the "Portfolios"). The current Portfolios of the Company are set forth below:

                           Old Westbury Core Equities Fund
                           Old Westbury Growth Opportunity Fund
                           Old Westbury International Fund
                           Old Westbury Fixed Income Fund
                           Old Westbury Municipal Bond Fund

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Company will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                           Twelve one-hundredths of one percent (.12%) of the Company's average daily net assets up to $450 million.

                           Ten one-hundredths of one percent (.10%) of the Company's average daily net assets in excess of $450 million up to $750 million.

                           Seven and one-half one-hundredths of one percent (.075%) of the Company's average daily net assets in excess of $750 million up to $1,500,000,000.

                           Five one-hundredths of one percent (.05%) of the Company's average daily net assets in excess of $1,500,000,000.

                  The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                  For purposes of determining the fees payable to the Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Company's Articles of Incorporation or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

                  The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the Portfolios.

                  The fee payable by the Company hereunder shall be allocated to each Portfolio based upon its pro rata share of the total fee payable hereunder. Such fee as is attributable to each Portfolio shall be a separate (and not joint or joint and several) obligation of each such Portfolio. The Administrator may agree, from time to time, to waive any fees payable under this Agreement. Such waiver shall be at the Administrator's sole discretion.

     Term: Pursuant to Article 7, the term of this Agreement shall commence on September 1, 2000 and shall remain in effect through February 28, 2003 ("Initial Term"). During the Initial Term, this Agreement may be terminated without penalty (i) by mutual agreement of the parties, (ii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause or (iii) as to any Portfolio or the Company, except for a Combination, as defined below, upon the liquidation, dissolution or elimination (hereinafter referred to as "liquidation") of such Portfolio or the Company, as the case may be.

                  After the Initial Term, this Agreement may be renewed by the parties hereto for additional one year periods and may be terminated without penalty by a vote of a majority of the entire Board of Directors of the Company, upon 90 days' written notice to the Administrator, or by the Administrator upon 90 days' written notice to the Company.

                  For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) an act or series of acts or omissions which, in the aggregate, constitutes, in the reasonable judgment of the Company's Directors, a serious failure to perform satisfactorily BISYS' obligations hereunder; (c) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

                  Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator through the effective date of termination and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

                  If, during the Initial Term of this Agreement, for any reason other than nonrenewal, mutual agreement of the parties, "cause", as defined above, or "liquidation", as defined above, the Administrator is replaced as administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to the Administrator equal to (i) the balance due the Administrator for the remainder of the Initial Term, in the event such termination occurs during the first twelve (12) months of the Initial Term, (ii) seventy-five percent (75%) of the balance due the Administrator for the remainder of the Initial Term, in the event such termination occurs during the second twelve (12) months of the Initial Term, or (iii) fifty percent (50%) of the balance due the Administrator for the remainder of the Initial Term, in the event such termination occurs during the last six (6) months of the Initial Term, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of the Company's assets for the twelve months prior to the date the Administrator is replaced or a third party is added.

                  In the event that the Company is merged into, or its assets are combined with, another legal entity in part or in whole pursuant to any form of business reorganization (a "Combination") prior to the expiration of the Initial Term and the Administrator is not retained to provide administration services consistent with this Agreement, the parties acknowledge and agree that the one-time cash payment referred to in the preceding paragraph shall be due and payable. No other fees or amounts shall be due the Administrator in the event of a Combination.

                  The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.